Exhibit 99.1

Chiasma Reports Third Quarter 2017 Results

WALTHAM, Mass., Nov. 9, 2017 — Chiasma, Inc. (NASDAQ: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today reported financial results for the third quarter ended September 30, 2017.

“We are encouraged by the progress we are making toward advancing octreotide capsules as a maintenance treatment for adult acromegaly patients,” said Mark Fitzpatrick, president and CEO of Chiasma. “During the quarter, Chiasma achieved three significant milestones in the development of our octreotide capsules product candidate, conditionally trade-named MYCAPSSA®. The Special Protocol Assessment agreement with the FDA which we announced in August provided sufficient regulatory clarity to proceed with our new Phase 3 CHIASMA OPTIMAL clinical trial. In September, the first patient was randomized in that trial, meeting our previous guidance that enrollment in the study would begin during the second half of 2017. We also announced that we had surpassed 50% patients randomized in our international Phase 3 clinical trial referred to as MPOWEREDTM.

“We firmly believe in MYCAPSSA® as a potential new treatment option for adult patients with acromegaly,” Fitzpatrick continued. “We are dedicated to this important mission, and we are excited for the journey ahead.

“Based on our current plans, we continue to expect to have a cash and investment balance of at least $60 million at the end of 2017. We also expect that our existing cash and investments will be sufficient to fund our operations through anticipated release of top-line data from our CHIASMA OPTIMAL clinical trial by the end of 2019 and to support in parallel our European MPOWERED trial,” Fitzpatrick concluded.

SPA Agreement

In August, Chiasma announced it had reached agreement with the U.S. Food and Drug Administration (FDA) on the design of a new Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named MYCAPSSA®, for the maintenance therapy of adult patients with acromegaly. The agreed-upon study is designed to address the concerns previously raised in the FDA’s Complete Response Letter (CRL) and was reached through Special Protocol Assessment (SPA) with the FDA’s Division of Metabolism and Endocrinology Products.

CHIASMA OPTIMAL Phase 3 Trial

In September 2017, Chiasma initiated its third Phase 3 clinical trial per the SPA. CHIASMA OPTIMAL (Octreotide capsules vs. Placebo Treatment In MultinationAL centers) is a randomized, double-blind, placebo-controlled, nine-month clinical trial in 50 adult acromegaly patients (at least 20% of whom must be recruited from the United States) whose disease is biochemically controlled, based upon levels of IGF-1, a byproduct of increased growth hormone (GH) levels caused by acromegaly, on injectable somatostatin analogs at baseline (average IGF-1 ≤1.0 x upper limit of normal (ULN)). The patients must also have confirmed active acromegaly following their last surgical intervention based upon an elevated IGF-1 at that time of ≥1.3×ULN. The trial will be randomized on a 1:1 basis to octreotide capsules or placebo. Patients will be dose titrated from 40mg per day to up to a maximum of 80mg per day, equaling two capsules in the morning and two capsules in the evening. Patients meeting predefined withdrawal criteria during the course of the trial will revert to their original treatment of injections and will be monitored for the remainder of the trial.

The primary endpoint of the study is the proportion of patients who maintain their biochemical response compared to placebo at the end of the nine-month, double-blind, placebo-controlled period as measured using the average of the last two IGF-1 levels ≤ 1.0×ULN. Hierarchical secondary endpoints that will be considered by the FDA in evaluating the totality of evidence for octreotide capsules treatment effect include: proportion of patients who maintain GH response at week 36, compared to screening; time to loss of response of IGF-1 > 1.0×ULN; time to loss of response of IGF-1 > 1.3×ULN; change in mean GH from screening to end of treatment; and change in IGF-1 from baseline to end of treatment. Chiasma anticipates the release of top-line data from this Phase 3 clinical trial by the end of 2019.

MPOWERED™ Phase 3 Trial

Chiasma is conducting an international Phase 3 clinical trial under a protocol accepted by the European Medicines Agency (EMA) for the Company’s octreotide capsules product candidate for the maintenance therapy of adult patients with acromegaly. The trial, referred to as MPOWERED (Maintenance of Acromegaly Patients with Octreotide Capsules Compared With Injections – Evaluation of REsponse Durability), is a global, randomized, open-label and active-controlled, 15-month trial. It is expected to enroll up to 150 adult acromegaly patients, of which it expects to randomize at least 80 patients who are responders to octreotide capsules following a six-month run-in to either octreotide capsules or injectable somatostatin receptor ligands (octreotide or lanreotide), and then followed for an additional nine months. The trial was initiated in March 2016 and is designed to evaluate the proportion of patients who maintain their biochemical response to octreotide capsules and patient-reported outcomes in patients treated with octreotide capsules, compared to patients treated with standard of care injectable somatostatin receptor ligands. Chiasma anticipates the release of top-line data from this Phase 3 clinical trial in 2020.

Third Quarter 2017 Financial Results

•	G&A Expenses: General and administrative expenses were $2.3 million for the quarter ended September 30, 2017, compared with $3.9 million for the same period of 2016. The decrease was primarily due to the reduction in pre-commercial activity expenditures following the CRL, as well as the June and August 2016 reductions in force of substantially all the Company’s commercial personnel and certain administrative functions.

•	R&D Expenses: Research and development expenses were $4.7 million for the quarter ended September 30, 2017, compared with $4.5 million for the same period of 2016. The increase was primarily due to costs related to the initiation of the CHIASMA OPTIMAL clinical trial and was partially offset by reduced compensation-related costs and other research and development program efforts following the reductions of force in June and August 2016.

•	Restructuring Charges: There were no restructuring charges for the quarter ended September 30, 2017, compared with $1.0 million for the same period of 2016, which was attributable to the restructuring plan announced in August 2016.

•	Net Loss: For the quarter ended September 30, 2017, net loss was ($6.8) million, or ($0.28) per basic share. This compares with a net loss of ($9.4) million, or ($0.38) per basic share, for the same period of 2016.

•	Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2017 were $73.2 million, compared with $93.0 million as of December 31, 2016, primarily reflecting the Company’s operating expenditures for the first nine months of 2017. The Company expects its existing cash, cash equivalents and marketable securities to fund operations through the anticipated release of top-line CHIASMA OPTIMAL data by the end of 2019 and to support in parallel the Company’s MPOWERED trial.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The Company recently initiated a new Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named MYCAPSSA ®, for the maintenance therapy of adult patients with acromegaly following agreement with the FDA on the design of the trial. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the Company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s commitment to develop new treatment options for patients with rare and serious chronic diseases, specifically acromegaly, the Company’s efforts to potentially obtain regulatory approval in the United States by conducting the new Phase 3 CHIASMA OPTIMAL clinical trial under a SPA, the Company’s efforts to potentially obtain regulatory approval in Europe by conducting the ongoing MPOWERED Phase 3 clinical trial, the Company’s ability to successfully manufacture clinical trial material to enable the enrollment of patients in both Phase 3 clinical trials, the timing of receipt of top-line data and submission of regulatory filings, including the Company’s ability to obtain top-line data from the CHIASMA OPTIMAL trial by the end of 2019 and the Company’s ability to obtain top-line data from the MPOWERED trial in 2020, and the Company’s cash forecasts, including its expected cash and investment balances as of the end of 2017 and the expectation that it has sufficient existing cash and investments on hand to fund its operations through its anticipated release of top-line data from the new Phase 3 CHIASMA OPTIMAL clinical trial by the end of 2019 and to support the MPOWERED trial in parallel. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission (SEC) on November 9, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating expenses:
General and administrative	$2,252	$3,881	$7,353	$19,267
Research and development	4,691	4,521	13,625	26,526
Restructuring charges	—	1,037	—	7,574

Total operating expenses	6,943	9,439	20,978	53,367

Loss from operations	(6,943)	(9,439)	(20,978)	(53,367)
Other income, net	(192)	(139)	(556)	(389)

Loss before provision for income taxes	(6,751)	(9,300)	(20,422)	(52,978)
Provision for income taxes	98	73	301	238

Net loss	$(6,849)	$(9,373)	$(20,723)	$(53,216)

Earnings per share of common stock:
Basic	$(0.28)	$(0.38)	$(0.85)	$(2.19)

Diluted	$(0.28)	$(0.38)	$(0.85)	$(2.19)

Weighted-average shares outstanding:
Basic	24,365,207	24,357,730	24,361,479	24,305,916

Diluted	24,365,207	24,357,730	24,361,479	24,305,916

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$12,133	$37,013
Marketable securities	61,038	55,971
Prepaid expenses and other current assets	2,171	2,110
Property and equipment, net	584	683
Other assets	927	979

Total assets	$76,853	$96,756

Accounts payable	$1,982	$1,166
Accrued expenses	4,105	5,534
Other current liabilities	1,717	1,700
Long-term liabilities	1,083	2,631

Total liabilities	8,887	11,031
Total stockholders’ equity	67,966	85,725

Total liabilities and stockholders’ equity	$76,853	$96,756

Contact:

Andrew Blazier

Sharon Merrill Associates

(617) 542-5300

chma@investorrelations.com